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                                                            MEDIA:
                                                            Daphne Larkin
                                                            (415) 396-3606

Exhibit 99

WELLS FARGO & COMPANY AMENDS STOCK REPURCHASE AUTHORITY


SAN FRANCISCO, Sept. 26, 2000 - Wells Fargo & Company's (NYSE: WFC) Board of Directors today, in conjunction with the previously announced merger with First Security Corporation to be accounted for as a pooling of interests, authorized an amendment to the February 22, 2000 authorization to repurchase Wells Fargo & Company's issued and outstanding common stock.

Today's action limits purchases to those that are consistent with Wells Fargo's systematic repurchase plan and stock issuance requirements for acquisitions accounted for as purchases. As a result, the previously authorized acquisition of up to 81 million shares has been reduced to a total of 30 million shares, leaving authority to purchase approximately 13 million shares. Nearly 17 million shares have already been acquired, consistent with the Company's systematic repurchase plan and stock issuance requirements for acquisitions accounted for as purchases.

Wells Fargo & Company is a $234 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through about 5,300 stores, the Internet and other distribution channels across North America, including all 50 states, and elsewhere internationally.